EXHIBIT 10.5(b)
2nd Amendment to Service Agreement
between
Columbia Sussex Corporation
and
Columbia Properties Vicksburg, LLC
The second amendment dated November 6, 2006, amends the Service Agreement between Columbia Sussex Corporation (CSC) and Columbia Properties Vicksburg, LLC (Vicksburg) originally dated October 27, 2003 and amended on August 7, 2006.
Whereas, the parties desire to amend the original agreement and the first amendment.
Now therefore, the parties agree to amend paragraph 2 and 3 of the original agreement and the first amendment as follows:
Revised to allow only Vicksburg with termination rights as follows:
CSC’s provision for services commence on November 1, 2003 and shall continue in full force and effect until such time as Vicksburg terminates the relationship with sixty (60) days written notice to the other party.
Duties to include the services listed on the attached Exhibit I in addition to those listed in paragraph 3.
First Amendment dated August 7, 2006, amended to remove the following sentence:
“The fee shall increase by 3% each year”
and to add the following sentence:
“The fee shall increase by 3% each year commencing January 1, 2008”
In witness whereof, CSC and Vicksburg have caused this Second Amendment to be executed in their corporate names by officers having the authority to do same as of November 6, 2006.

Columbia Properties Vicksburg, LLC		Columbia Sussex Corporation

By:	/s/ William J. Yung William J. Yung	By:	/s/ Theodore R. Mitchel Theodore R. Mitchel
	President		Secretary/Treasurer